Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $1.2 million, or 181.4%, to $1.8 million for the three-month period ended December 31, 2018 compared with the same period last year
●	Net income increased by $1.9 million, or 122.1%, to $3.5 million for the six-month period ended December 31, 2018 compared with the same period last year
●	Total loans increased by $15.1 million, or an annualized 9.5%, for the six-month period ended December 31, 2018 compared to June 30, 2018
●	Total deposits increased by $12.6 million, or an annualized 5.8%, for the six-month period ended December 31, 2018 compared to June 30, 2018
●	Net recoveries of $806 thousand were collected during the six-month period ended December 31, 2018
●	Non-performing loans to total loans declined to 0.27% at December 31, 2018

Minerva, Ohio— January 22, 2019 (OTCQB: CBKM) Consumers Bancorp, Inc. (Consumers) reported net income of $1.8 million for the second fiscal quarter of 2019, an increase of $1.2 million from the same period last year. Earnings per share for the second fiscal quarter of 2019 were $0.68 compared to $0.24 for the same period last year. Net income for the second fiscal quarter of 2019 was positively impacted by a negative provision for loan loss expense of $775 thousand primarily as a result of net recoveries of $806 thousand that were collected during the three months ended December 31, 2018.

For the six months ended December 31, 2018, net income was $3.5 million an increase of $1.9 million, or 122.1%, from the same period last year. Net income for the 2019 fiscal year was positively impacted by a negative provision for loan loss expense of $775 thousand and a net gain on sale of securities of $560 thousand. In addition, net income was positively impacted by a $960 thousand, or 12.4%, increase in net interest income which was the result of a $38.9 million increase in average interest-earning assets from the prior year period combined with an increase on the yield on interest-earning assets.

Assets at December 31, 2018 totaled $518.0 million, an increase of $15.3 million, or an annualized 6.1%, from June 30, 2018. Loans increased by $15.1 million, or an annualized 9.5%, and deposits increased by $12.6 million, or an annualized 5.8% from June 30, 2018.

“While a full principal recovery of a prior period commercial real estate loss and a securities gain associated with a previously written down holding are reflected in strong three- and six-month results, we believe improvements in other core factors are contributing to asset growth and profitability, said Ralph J. Lober, II, President and Chief Executive Officer. “Our business bankers, mortgage originators, and retail staff across our markets continue to identify opportunities and win business by clearly defining and delivering on the community bank difference. These efforts are reflected in a $40.0 million, or 13.6%, increase in gross loans outstanding over the twelve months ending December 31, 2018, and a 12.4% increase in net interest income. Further, residential mortgage production for the six months ended December 31, 2018 increased 41% over the same year earlier period. We continue to enhance sales processes as well as internal and customer facing technology to drive new business and efficiencies. Strong economic activity and employment levels are reflected in record low nonaccrual and loan delinquencies; however, the flattening yield curve has lessened the expected increase in net interest income and margin,” he noted.

The net interest margin was 3.63% for the quarter ended December 31, 2018 and was 3.61% for the quarter ended December 31, 2017. The Corporation’s yield on average interest-earning assets was 4.20% for the three months ended December 31, 2018, an increase from 3.94% for the same period last year. The Corporation’s cost of funds was 0.79% for the three months ended December 31, 2018 and 0.46% for the same period last year.

Other income increased by $105 thousand to $944 thousand for the second quarter of fiscal year 2019 compared with $839 thousand for the same period last year. The increase in other income for the second quarter of fiscal year 2019 was primarily a result of increases in gain on sale of mortgage loans and debit card interchange income. These increases were partially offset by a $27 thousand loss from the sale of securities.

Other expenses increased by $320 thousand, or 9.0%, for the second fiscal quarter of 2019 from the same period last year. The increase in other expenses was primarily the result of an increase in salary and benefit expenses and marketing expenses.

Non-performing loans were $900 thousand at December 31, 2018, $1.1 million at June 30, 2018 and $865 thousand at December 31, 2017. The allowance for loan losses (ALLL) as a percent of total loans at December 31, 2018 was 1.07% and net recoveries totaled $806 thousand for the six months ended December 31, 2018. The ALLL to loans ratio was 1.10% at December 31, 2017 and annualized net charge-offs to total loans were 0.01% for the six-month period ended December 31, 2017.

Consumers provides a complete range of banking and other investment services to businesses and clients through its fourteen full service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies; the nature, extent, timing, and results of governmental actions; and other factors that may affect our future results. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Six Month Periods Ended
Consolidated Statements of Income	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
Total interest income	$5,063	$4,291	$9,958	$8,434
Total interest expense	689	364	1,285	721
Net interest income	4,374	3,927	8,673	7,713
Provision for loan losses	(775)	60	(660)	150
Other income	944	839	2,439	1,711
Other expenses	3,880	3,560	7,564	6,953
Income before income taxes	2,213	1,146	4,208	2,321
Income tax expense	364	489	686	735
Net income	$1,849	$657	$3,522	$1,586
Basic and diluted earnings per share	$0.68	$0.24	$1.29	$0.58

Consolidated Statements of Financial Condition	December 31, 2018	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$9,749	$7,772	$9,141
Certificates of deposit in other financial institutions	2,473	2,973	3,921
Securities, available-for-sale	143,833	144,028	135,738
Securities, held-to-maturity	3,824	4,024	4,061
Federal bank and other restricted stocks, at cost	1,459	1,459	1,425
Loans held for sale	1,068	1,448	814
Total loans	333,562	318,509	293,594
Less: allowance for loan losses	3,569	3,422	3,225
Net loans	329,993	315,087	290,369
Other assets	25,556	25,828	24,813
Total assets	$517,955	$502,619	$470,282
Liabilities and Shareholders’ Equity
Deposits	$442,530	$429,963	$382,989
Other interest-bearing liabilities	24,699	25,123	39,695
Other liabilities	3,830	3,772	3,427
Total liabilities	471,059	458,858	426,111
Shareholders’ equity	46,896	43,761	44,171
Total liabilities and shareholders’ equity	$517,955	$502,619	$470,282

	At or For the Six Month Periods Ended
Performance Ratios:	December 31, 2018	December 31, 2017
Return on Average Assets (Annualized)	1.38%	0.67%
Return on Average Equity (Annualized)	15.71	7.09
Average Equity to Average Assets	8.75	9.44
Net Interest Margin (Fully Tax Equivalent)	3.69	3.62

Market Data:
Book Value to Common Share	$17.15	$16.18
Dividends Paid per Common Share (YTD)	0.26	0.245
Period End Common Shares	2,733,845	2,729,644

Asset Quality:
Net Charge-offs (Recoveries) to Total Loans (Annualized)	(0.48)%	0.01%
Non-performing Assets to Total Assets	0.17%	0.20
ALLL to Total Loans	1.07	1.10